Exhibit 10.4
BIG LOTS 2005 LONG-TERM INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

Optionee:

Grant Date:

Number of Shares:

Option Price:

In accordance with the terms of the Big Lots 2005 Long-Term Incentive Plan, as may be amended (“Plan”), this Non-Qualified Stock Option Award Agreement (“Agreement”) is entered into as of the Grant Date by and between you, the Optionee, and Big Lots, Inc., an Ohio corporation (“Company”), in connection with the Company’s grant of the right to purchase (“Option”), at the option of the Optionee, an aggregate of the number of shares of common stock (“Number of Shares”), par value $0.01 per share, of the Company. The Option is subject to the terms and conditions of this Agreement and the Plan. To ensure that you fully understand these terms and conditions, you should carefully read the Plan and this Agreement. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company’s trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities.
Nature of Grant
The Option is a Non-Qualified Stock Option (“NQSO”) and, as such, is not an Incentive Stock Option (“ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
Exercisability of Option
The Option will become vested in increments according to the vesting schedule. Except as provided in the Plan, the Option, to the extent that it is vested, can be exercised any time from the date it vests through the date that it expires. Vesting is always subject to all other Plan requirements being satisfied.

Shares	Vesting Date	Expiration Date

Acceptance
By accepting the Option, Optionee agrees to all of the terms and provisions of the Plan and this Agreement, and Optionee agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee (as defined by the Plan) upon any questions arising under the Plan.